Exhibit 99.1

Investor Contacts:

Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

VAPOR CORP. ANNOUNCES RESULTS OF SPECIAL MEETING

DANIA BEACH, Fla., Feb. 1, 2016 — Vapor Corp. (NASDAQ CM:VPCO) ("Vapor" or the “Company”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, today announced the results of its Special Meeting of Stockholders scheduled for Thursday, January 28, 2016 and adjourned to today. At the Special Meeting, Vapor’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio between 1-for-10 and 1-for-70, such ratio to be determined by the board of directors of the Company, to reduce the par value of the Company’s common stock from $0.001 to $0.0001 (the “Reverse Stock Split”), and to increase the number of authorized shares of the Company’s common stock from 500,000,000 shares, par value $0.001, to 5,000,000,000, par value $0.0001 (the “Authorized Share Increase”).

On February 1, 2016, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, which will effect the Authorized Share Increase immediately. The Board has the discretion to implement the Reverse Stock Split at any time prior to March 31, 2016.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of

1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.